Exhibit 99.1

FOR IMMEDIATE RELEASE

AGILYSYS, INC. ACQUIRES KYRUS CORPORATION

Cleveland, OH – October 1, 2003 — Agilysys, Inc. (NASDAQ: AGYS), a leading provider of enterprise computer solutions, today announced that it has acquired Kyrus Corporation, an IBM® Master Distributor and Premier Business Partner in retail sales solutions. The transaction closed on September 30, 2003.

“Our strategic plan is to grow both organically and through acquisition, open up new markets, expand our customer base, provide customers with access to additional products and increase our service offerings,” said Arthur Rhein, chairman, president and chief executive officer. “Kyrus further strengthens our position as a leading source of enterprise computer solutions across a diverse set of industries.”

With this acquisition Agilysys is the leading provider of IBM retail solutions and services, across four major market segments: supermarket, chain drug, general retail and hospitality. Agilysys now offers a wide range of services and solutions nationwide, including hardware and software products and extensive professional services that ensure continuous retail operations.

Professional services include technology consulting, software customization, staging, implementation, hardware and software maintenance and 24/7 support service capabilities. In addition, Agilysys can now make these products and services available to its existing partners and customers.

Based on anticipated annual revenues of $130 million, coupled with the synergies between the two organizations, the acquisition is expected to be accretive to fiscal 2004 earnings per share.

About Agilysys, Inc.

Agilysys, Inc. is one of the foremost distributors and premier resellers of enterprise computer technology solutions from HP, IBM and Oracle, as well as other leading manufacturers. Agilysys has a proven track record of delivering complex servers, software, storage and services to resellers and corporate customers across a diverse set of industries. Headquartered in Cleveland, Ohio, Agilysys has sales offices throughout the U.S. and Canada. For more information about Agilysys, visit the Company’s website at www.agilysys.com.

Forward-Looking Language

Portions of this release, particularly the statements made by management and those that are not historical facts, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties and are subject to important factors that could cause Agilysys’ actual results to differ materially from those anticipated by the forward-looking statements. These factors include those referenced in the Annual Report on Form 10-K or as may be described from time to time in Agilysys’ subsequent SEC filings.

Potential factors that could cause actual results to differ materially from those expressed or implied by such statements include, but are not limited to, those relating to Agilysys’ anticipated revenue gains, margin improvements, cost savings and new product introductions.

Other associated risks include geographic factors, political and economic risks, the actions of Agilysys’ and Kyrus’ competitors, changes in economic or industry conditions or in the markets served by Agilysys and Kyrus and the ability to appropriately integrate the Kyrus acquisition as well as other acquisitions, strategic alliances and joint ventures.

Information on the potential factors that could affect Agilysys’ actual results of operations is included in its filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the fiscal year ended March 31, 2003. Interested persons will be able to obtain it free at the Securities and Exchange Commission’s website, which is located at www.sec.gov.

For more information contact:	Martin Ellis Executive Vice President, Corporate Development Agilysys, Inc. 440-720-8682

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